Exhibit 2.5

AMENDED AND RESTATED
GENERAL ASSIGNMENT OF RIGHTS TO EXPLORATION VENTURE

         This AMENDMENT TO GENERAL ASSIGNMENT is made by BEAR CREEK MINING COMPANY, an Arizona corporation (“Bear Creek”) to PERU EXPLORATION VENTURE LLLP, a limited liability limited partnership formed under the laws of the State of Arizona (the “Limited Partnership”).

         Recitals:

         1.     Bear Creek as the sole General Partner of the Limited Partnership has heretofore conducted and shall hereafter conduct exploration operations and has acquired and shall hereafter acquire interests in mineral properties in Peru, all for and on behalf of the Limited Partnership;

         2.     To expedite such operations, Bear Creek established a branch thereof in Peru to enable it to conduct such operations and acquisitions which, although conducted in the name of Bear Creek, have been and shall hereafter be for the account of and at the expense of the Limited Partnership, all pursuant to agreement between Bear Creek and the Limited Partnership; and

         NOW THEREFORE, in consideration of the status of Bear Creek as the General Partner of the Limited Partnership and in consideration of funds heretofore and hereafter advanced by the Limited Partnership for such operations and acquisitions and to eliminate any ambiguity or inference that such operations and acquisitions have been undertaken and shall hereafter be undertaken by Bear Creek other than for and on behalf of the Limited Partnership, Bear Creek hereby executes and delivers this Amendment to General Assignment of Rights to Exploration Venture to the Limited Partner, it being the intent hereof that all of the rights and interests in and to the operations and acquisitions heretofore and hereafter conducted by Bear Creek Peru pursuant to the Agreement of Limited Liability Limited Partnership of Peru Exploration Venture LLLP are assigned to and are hereby vested in the Limited Partnership.

         DATED this 7th day of November, 2002.

BEAR CREEK MINING COMPANY

By:	“Andrew T. Swarthout”

Andrew T. Swarthout, President